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                                                                 Exhibit (a)(11)

                                PLEDGE AGREEMENT

      THIS AGREEMENT is made and entered into as of the ___ day of May, 1998, by and between Thomas C. Wyckoff ("Pledgor") and Stuart Komer ("Pledgee").

                                   WITNESSETH

      WHEREAS, Pledgor has executed and issued to Chemung Canal Bank (the "Bank") a promissory note, of even date herewith, in the principal amount of Sevn Hundred and Fifty Thousand and 00/100 Dollars ($750,000) (the "Note") guaranteed by Pledgee (the "Guaranty"), to evidence Pledgor's liability, indebtedness and obligation to Bank to pay Seven Hundred and Fifty Thousand and 00/100 Dollars ($750,000) which was incurred in connection with Pledgor's purchase of one hundred per cent (100%) of the shares of common stock of Artistic Direct Incorporated ("ADI") pursuant to a stock purchase agreement of even date herewith among Pledgor and ADI (the "Stock Purchase Agreement");

      WHEREAS, the parties are mutually desirous of securing the payment and performance of the Obligations (as hereinafter defined) now and hereafter arising, all as more particularly provided hereinafter; and

      NOW, THEREFORE, the parties mutually agree as follows:

      1. Creation of Security Interest.

            Pledgor hereby pledges and delivers to Pledgee the collateral more particularly described in Section 2 of this Agreement to secure payment and performance of all liabilities, obligations and indebtedness of Pledgor to Pledgee under, arising out of, or relating to the Guaranty (the "Obligations").

      2. The Collateral.

            The collateral which is the subject of this Agreement consists of a number of shares of stock of ADI which constitute 20% of the authorized and outstanding shares of common stock as of the date hereof (hereinafter referred to as the "Pledged Shares"), subject to adjustment as hereinafter provided. (All references to "Collateral" in this Agreement shall be deemed to include any additions or accretions to the Pledged Shares and any additional collateral deposited pursuant to this Agreement.)

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      3. Representations and Warranties.

            Pledgor hereby represents and warrants to Pledgee as follows:

            (a) Pledgor has exclusive, sole, fill and complete right, title and interest, beneficially and of record, in and to all of the Pledged Shares free and clear of any and all liens, charges, encumbrances, or claims of every nature and sort.

            (b) Pledgor has the full and unencumbered right and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, and thereby will not breach any contract, obligation or understanding by which Pledgor is bound or which may affect the Pledged Shares.

      4. Delivery and Pledge of Collateral

            Simultaneously with the execution and delivery of this Agreement, Pledgor shall deliver to and deposit with Pledgee certificates evidencing all of the Pledged Shares, accompanied by stock powers duly executed in blank or to Pledgee, with signature by the Pledgor, in all respect in good and sufficient form under applicable law for delivery and transfer. Pledgor consents to retention by Pledgee of the Collateral until such time as the Note shall have been paid in full. Pledgee shall hold the Collateral in a safe manner and indemnify against any costs or damages with respect to any loss, damage to or destruction of the Collateral. Upon full payment of the Note, Pledgee shall immediately return the Collateral to Pledgor.

      5. Covenants of Pledgor.

            (a) Pledgor shall, at its sole cost and expense, defend its right, title and interest in and to the Pledged Shares and shall defend the right of Pledgee to the Pledged Shares under the terms of this Agreement against any claims or demands of every nature and sort.

            (b) The Collateral, or any part thereof, will not be sold, assigned, transferred, disposed of or subjected to any subsequent interest of any party created or suffered by Pledgor voluntarily or involuntarily without the written consent of Pledgee (a "Lien").

            (c) Pledgor, at its sole cost and expense, shall duly execute and deliver or cause to be duly executed and delivered any and all instruments and documents and do and cause to be done any and all other acts and things as Pledgee may at any time reasonably request to enforce, perfect, and protect the rights of Pledgee in and to the Collateral, as herein provided.

      6. Right with Respect to the Collateral.

            During the term of this Agreement and prior to the occurrence of any Event of Default as hereinafter defined, Pledgor shall be entitled to receive and retain all cash dividends and other distributions of property with respect to the Pledged Shares on account of record ownership by Pledgor of the Pledged Shares, except that an appropriate percentage of any

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distribution of new, substituted, and additional shares of ADI, or of any other securities pursuant to a dividend, stock split, reclassification, reorganization, readjustment, change in capital structure, merger, combination or exchange of securities, on account of record ownership of Pledgor of the Pledged Shares shall be additional Pledged Shares and additional Collateral under this Agreement and shall be promptly delivered by Pledgor and deposited with Pledgee, in good form for delivery and transfer, upon the same terms and conditions applicable to the Pledged Shares. During the term of this Agreement and prior to the occurrence of any Event of Default (as hereinafter defined), Pledgor may vote the Pledged Shares on all matters submitted to a vote of shareholders of ADI.

      7. Events of Default.

            Occurrence of any of the following events shall constitute an event of default ("Event of Default") by Pledgor under this Agreement:

            (a) the material breach of any representation, promise, warranty or covenant by Pledgor contained in this Agreement or failure of Pledgor to perform any material obligation or material undertaking in this Agreement; which such default or failure to perform has not been cured within thirty (30) days after written notice to Pledgor of such default or failure to perform; or

            (b) the occurrence of any Event of Default under the Note in accordance with its terms which results in a payment to the Bank by Pledgee pursuant to the Guaranty.

      8. Rights and Remedies of Pledgee Upon Default.

            Upon occurrence of an Event of Default, Pledgee shall have and may exercise any and all of the rights and remedies provided for and in effect in the State of New York at the date of execution of this Agreement with respect to the sale, assignment and delivery of the Pledged Shares or other Collateral at public sale with notice and advertisement as provided by law. In addition thereto, in conjunction therewith and/or in substitution therefor, in its discretion, Pledgee shall have and may exercise the following rights and remedies:

      (a) Pledgee may, in its sole discretion, sell, assign or deliver all or any part of the Pledged Shares or other Collateral at public or private sale, for cash or for credit, with ten (10) days prior written notice to Pledgor and Pledgee may bid and become a purchaser at any such sale.

      (b) Pledgee may apply the proceeds of any disposition of the Collateral available for reimbursement of its payments under the Guaranty in the order, amounts and manner which Pledgee may determine in its sole discretion.

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      9. Waiver.

            Pledgee may waive or remedy any default in any reasonable manner without waiving such default and without waiving any other prior or subsequent default and Pledgee may waive or delay the exercise of any right or remedy under this Agreement without waiving that right or remedy or any right or remedy hereunder.

      10. Assignment.

            This Agreement shall be binding upon and shall inure to the benefit of the Pledgor, Pledgee and their respective successors and assigns. Neither party to this Agreement shall delegate or assign the performance of any obligation hereunder to any third party without the written consent of the other party hereto.

      11. Waiver Regarding Additional Security.

            Pledgor hereby waives, releases and discharges any right which it has or may have at law, in equity or by statute to require Pledgee to pursue or otherwise avail itself of any rights or remedies which Pledgee has or may have against any other entity with respect to any other security at any time held by Pledgee for or as security for payment of any of the Obligations secured hereby.

      12. Survival of Representations.

            Each of the agreements, covenants, warranties and representations by Pledgor shall be deemed and construed to be given and made on a continuing basis and shall survive execution and delivery of this Agreement until the full repayment of the Note.

      13. Notices.

            (a)  If to Pledgor, to:

                 Thomas C. Wyckoff
                 111 Drive A
                 Strathmont Park
                 Elmira, N.Y. 14905

                 With a copy to:

                 Wollmuth Maher & Deutsch, LLP
                 516 Fifth Avenue
                 12th Floor
                 New York, New York 10036

                 Attention:  Rory M. Deutsch
                 Facsimile Number: (212) 382-0050
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            (b)  If to Pledgee, to:

                 Stuart Komer
                 850 Euclid Avenue
                 Elmira, N.Y. 14901

                 With a copy to:

                 Sayles, Evans, Brayton, Palmer & Tifft
                 One West Church Street
                 Elmira, N.Y. 14901

                 Attention:  John R. Alexander
                 Facsimile Number: (607) 734-1754

or to such other address as may have been designated in a prior notice. Notices may be sent by (a) overnight courier, (b) facsimile transmission (with immediate telephonic confirmation thereafter), or (c) registered or certified mail, postage prepaid, return receipt requested; and shall be deemed given (i) in the case of overnight courier, the next business day after the day sent, (ii) in the case of facsimile transmissions, on the date transmission is confirmed, and
(iii) in the case of mailing, three business days after being mailed, and otherwise notices shall be deemed to have been given when received. If sent by registered or certified mail, such notice shall be effective when mailed, otherwise it shall be effective upon delivery to said address.

      14. Entire Agreement.

            This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, supersedes any and all oral communications, discussions, and negotiations between the parties and may not be altered, amended, modified or terminated except be a writing executed by all parties hereto expressly referring to this Agreement.

      15. Damages and Fees.

            If any action is commenced by any party hereto against any other party hereto to enforce or rescind any term of this Agreement or to secure damages for breach of this Agreement, the prevailing party shall be entitled to recover any and all damages, costs and reasonable attorneys' fees incurred in any such action.

      16. Binding Effect.

            All of the rights of the parties hereunder shall inure to the benefit of their successors and permitted assigns and all obligations of the parties shall bind its successors and permitted assigns.
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      17. Third Party Beneficiaries

            Nothing in this Agreement is intended or shall be construed to confer on any entity other than the parties any rights or benefits hereunder.

      18. Counterparts.

            This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

      19. Governing Law.

            The construction, validity, enforceability and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

      20. Term of Agreement.

            This Agreement shall take effect upon execution and shall remain in effect until all of the Collateral on deposit pursuant to this Agreement has been returned to Pledgor in accordance with this Agreement.

      21. Severability.

            If any portion of this Agreement is declared to be null an void or for any other reason is unenforceable, all other portions of this Agreement shall nevertheless remain in full force and effect.
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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           PLEDGOR:


                                           -------------------------
                                           Thomas C. Wyckoff


                                           PLEDGEE:


                                           -------------------------
                                           Stuart Komer